FORM 4                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

/ / CHECK THIS BOX         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    IF NO LONGER
    SUBJECT TO                                           OMB APPROVAL
    SECTION 16.                                     OMB NUMBER 3235-0287
    FORM 4 OR FORM 5                                Expires: September 30, 1998
    OBLIGATIONS                                     Estimated average burden
    MAY CONTINUE.                                   hours per response 0.5
    SEE INSTRUCTION
    1(b).

       Filed pursuant to Section 16(a) of the Securities Exchange Act of
        1934, Section 17(a) of the Public Utility Holding Company Act of
          1935 or Section 30(f) of the Investment Company Act of 1940

(PRINT OR TYPE RESPONSES)
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
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
1. Name and Address of Reporting     2.  Issuer Name AND Ticker or           6.  Relationship of Reporting Person (s) to Issuer
   Person*                               Trading Symbol                                                 (Check all applicable)

                                         ASA International Ltd. (ASAA)
                                                                                   ____  Director        _____  10% Owner
                                                                                   __X_  Officer         _____  Other
                                                                                   (give title below) (specify below)

                                                                                    Vice President and Treasurer
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(Last)        (First)     (Middle)   3. IRS Identification Number  4. Statement for Month/Year
                                        of Reporting Person, if
McCarthy     Terrence       C.          an entity (Voluntary)         September, 1999

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           (Street)                                                5. If Amendment,     7. Individual or Joint/Group Filing
                                                                      Date of Original     (Check Applicable Line)
        10 Speen Street                                                                   _X_  Form filed by One Reporting Person
                                                                                          ___  Form filed by More than One
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(City)           (State)             (Zip)
                                                  TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
Framingham     Massachusetts        01701
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1. Title of Security  2. Transaction Date  3.(Transaction    4.(Securities Acquired (A) 5. Amount of    6. Ownership    7.Nature
   (Instr.3)             (Month/Day/Year)    Code (Instr 8.)    or Disposed of (D)         Securities      Form:          of
                                                                Instr. 3, 4 and 5)         Beneficially    Direct (D)     Indirect
                                                                                           Owned at        or Indirect    Beneficial
                                             Code     V         Amount   (A) or   Price    End of          (I)            Ownership
                                                                         (D)               Month           Instr. 4)      (Instr. 4)
                                                                                           (Instr. 3 and 4)
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 No change
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 *         If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).
Reminder:  Report on a separte line for each class of securities beneficially owned directly or indirectly.

FORM 4 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                                       BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title    2.Conversion 3.Transaction 4.Transaction 5.Number    6.Date       7.Title     8.Price     9.Number  10.Owner- 11.Nature
   of         or           Date          Code          of          Exercisable  and Amount   of          of         ship      of
   Derv-      Exercise     (Month/       (Instr 8)     Derivative  and          of           Derivative  Derv-      Form    Indirect
   ative      Price of     Day/                        Securities  Expiration   Underlying   Security    ative      of       Bene-
   Security   Derivative   Year)                       Acquired    Date         Securities 5) (Instr.5)  Securties  Derv-    ficial
   (Instr.3)  Security                                 (A) or      (Month/      (Instr 3                 Bene-      ative    Owner-
                                                       Disposed    Day/         and 4)                   ficially   Security  ship
                                                       of (D)      Year)                                 Owned      Direct   (Instr.
                                                       (Instr.3,                                         at End     (D) or    4)
                                                       4 and 5)                                          Month      Indirect
                                                                                                        (Instr.4)  (I)
                                                                                                                   (Instr.4)
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                                        Code   V    (A)   (D)    Date    Expir-  Title  Amount
                                                                 Exer-   ation          or
                                                                 cisable Date           Number
                                                                                        of
                                                                                        Shares
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Option to Purchase  $2.31  9/8/99       A*        5,000         9/8/00*   9/7/09* Common  5,000          5,000       D
                                                                                  Stock
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Explanation of Responses:

          * Grant to reporting person of option to buy 5,000 shares of Common Stock, exercisable as follows:
          9/8/00 - 9/7/01, 2,500 shares; 9/8/01 - 9/7/09, 5,000 shares


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).           /s/ Terrence C. McCarthy             September 28, 1999
                                                                           ---------------------------------     ------------------
                                                                            ** Signature of Reporting Person           Date
                                                                               Terrence C. McCarthy
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Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained
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